Exhibit 99.1

First Bancorp Reports Record Quarterly and Annual Earnings

          TROY, N.C., Jan. 28 /PRNewswire-FirstCall/ -- First Bancorp (Nasdaq: FBNC), the parent company of First Bank, announced fourth quarter net income today of $5,311,000, or $0.37 per diluted share.  These quarterly earnings represent a 9.3% increase in net income and an 8.8% increase in diluted earnings per share from the net income of $4,857,000, or $0.34 per diluted share, recorded in the fourth quarter of 2003.  Net income for the year ended December 31, 2004 amounted to $20,114,000, or $1.40 per diluted share, a 3.6% increase in net income and a 3.7% increase in diluted earnings per share over the net income of $19,417,000, or $1.35 per diluted share, reported for 2003.  The net income and diluted earnings per share amounts reported for the quarter and year ended December 31, 2004 are both records for the Company.  All per share amounts have been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.

Key performance ratios for the year ended December 31, 2004 include:
*	Return on average assets of 1.30%
*	Return on average equity of 13.71%
*	Net charge-offs to average loans of 0.14%
*	Net interest margin of 4.31%
*	Nonperforming assets to total assets at quarter end of 0.32%
*	Efficiency ratio of 56.32%

          Total assets at December 31, 2004 amounted to $1.64 billion, 11.1% higher than a year earlier.  Total loans at December 31, 2004 amounted to $1.37 billion, a 12.2% increase from a year earlier, and total deposits amounted to $1.39 billion at December 31, 2004, an 11.2% increase from a year earlier.  Approximately $50 million of the total 2004 deposit increase of $139 million relates to wholesale brokered deposits that the Company gathered in order to help fund the high loan growth experienced during 2004.

          The increase in loans and deposits over the past twelve months resulted in an increase in the Company’s net interest income when comparing the quarterly and annual periods in 2004 to the comparable periods in 2003.  Net interest income for the fourth quarter of 2004 amounted to $16.1 million, a 9.6% increase over the $14.7 million recorded in the fourth quarter of 2003.  Net interest income for the year ended December 31, 2004 amounted to $61.3 million, a 9.9% increase over the $55.8 million recorded in 2003.

          The positive impact on net interest income from the increases in loans and deposits more than offset lower net interest margins realized in 2004 compared to 2003.  The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the fourth quarter of 2004 was 4.32% compared to 4.44% for the fourth quarter of 2003.  For the year ended December 31, 2004, the Company’s net interest margin was 4.31% compared to 4.52% for 2003.  The Company’s net interest margin was negatively impacted by the thirteen interest rate cuts initiated by the Federal Reserve from 2001 to 2003 and the Company’s shift toward originating more adjustable rate loans compared to fixed rate loans to protect the Company from anticipated increases in interest rates.  Since June 30, 2004, the Federal Reserve has increased interest rates by 125 basis points, which is largely responsible for the Company’s net interest margin increasing for each of the past two linked quarters.  The Company’s net interest margin for the second quarter of 2004 was 4.26%, rising to 4.28% in the third quarter of 2004 and to 4.32% in the fourth quarter of 2004.

          The Company’s provision for loan losses did not vary significantly when comparing the quarterly and annual periods ended December 31, 2004 to the comparable periods in 2003.  The Company’s provision for loan losses for the fourth quarter of 2004 was $825,000 compared to $925,000 for the fourth quarter of 2003.  For the year ended December 31, 2004, the provision for loan losses was $2.9 million compared to $2.7 million for 2003.

          Noninterest income for the fourth quarter of 2004 amounted to $3.84 million, a 1.7% increase over the $3.78 million recorded in the fourth quarter of 2003.  For the year ended 2004, noninterest income amounted to $15.9 million, a 6.3% increase from $14.9 million in 2003.  Except for fees from presold mortgages, most components of noninterest income increased for the year ended 2004 compared to 2003 as a result of the Company’s overall growth, particularly the Company’s October 2003 acquisition of four bank branches with $102 million in deposits, which impacted the Company’s noninterest income for all twelve months of 2004 compared to just three months in 2003.  Fees from presold mortgages decreased significantly in 2004 as a result of a decline in mortgage refinancing activity caused by higher mortgage interest rates.  Fees from presold mortgages decreased from $409,000 in the fourth quarter of 2003 to $271,000 in the fourth quarter of 2004, and from $2.3 million for the full year of 2003 to $1.0 million in 2004.  The Company realized securities gains and other gains of $91,000 and $648,000 for the three months and year ended December 31, 2004, respectively, compared to $137,000 and $306,000 for the comparable periods in 2003.

          Noninterest expenses amounted to $11.3 million in the fourth quarter of 2004, an 11.7% increase over the $10.1 million in 2003.  Noninterest expenses for the year ended December 31, 2004 amounted to $43.7 million, a 15.2% increase from the $38.0 million recorded in 2003.  The increase in noninterest expenses is primarily attributable to growth in the Company’s branch network, which has increased by eight branches since October 2003.  In 2004, the Company’s incremental external costs associated with complying with Section 404 of the Sarbanes-Oxley Act amounted to approximately $190,000, of which $116,000 was recorded in the fourth quarter of 2004.

          The Company’s effective tax rates were slightly lower for the three months and year ended December 31, 2004 compared to the same periods in 2003, amounting to 32.5% in the fourth quarter of 2004 compared to 35.0% in the fourth quarter of 2003, and 34.1% for the year of 2004 compared to 35.3% for 2003.  The lower effective tax rates in 2004 were caused by several factors including higher amounts of state tax exempt income, higher amounts of low income housing investment tax credits, and the fourth quarter reversal of an $89,000 tax liability that was recorded in connection with a previous corporate acquisition that was determined to no longer exist.  The following paragraph contains additional discussion regarding the Company’s taxes.

          Based on consultations with the Company’s tax advisors, the Company’s organizational structure has been established in a way to minimize its tax liabilities.  State taxing authorities have recently announced that they will vigorously pursue taxpayers who have engaged in activities deemed to be “income-shifting,” and the Company is aware that state taxing authorities have recently challenged a bank holding company with a similar operating structure as the Company that they deem to result in “income-shifting.”  While the Company believes its tax position is sound, it has decided to discontinue certain elements of its operating structure during 2005 to avoid controversy with state taxing authorities.  If the Company’s position with regard to its operating structure were to be challenged by state taxing authorities for past years and resulted in an assessment, the Company estimates that its exposure could be $5.8 million (net of federal tax benefit), including interest and penalties.  If such an assessment were to occur, the Company would vigorously contest the assessment based on the belief that it has fully complied with relevant tax laws.  Accordingly, the Company has not accrued a liability for such a hypothetical situation.  As a result of discontinuing certain elements of the Company’s operating structure, the Company estimates that its effective tax rate will increase from approximately 34% in 2004 to approximately 38%-39% in 2005 as a result of this change.  Had the Company’s effective tax rate been 38%-39% in 2004, the Company’s net income would have been lower by approximately $1.3 million.

          The Company’s asset quality ratios remained sound in 2004.  For the three months ended December 31, 2004, net charge-offs as a percentage of average loans amounted to 14 basis points (annualized) compared to 13 basis points (annualized) for the fourth quarter of 2003.  For the full year of 2004, net charge-offs amounted to 14 basis points compared to 10 basis points for 2003.  The Company’s ratio of nonperforming assets to total assets of 0.32% at December 31, 2004 continues to compare favorably to a September 30, 2004 North Carolina state bank average of 0.57%.

          James H. Garner, President and CEO of First Bancorp, commented on today’s earnings report, “I am pleased with the Company’s results for 2004.  We were able to overcome a reduction in mortgage loan fees and also start-up expenses associated with our branch expansion, while still reporting year-over-year increases in earnings for the fourth quarter and for the full year. I am also pleased to see that the Company’s net interest margin increased for the second straight quarter.  The improved margin was aided by higher interest rates, which the Federal Reserve initiated in response to an improved economy.”

          Mr. Garner continued, “I am also excited about the successful start to the Company’s internet banking product, which began in December.  We carefully studied internet banking technology and purchased state-of-the-art internet software that has earned rave reviews from our customers that have tried it.  We’re calling our product “One-on-One Online” and expect it to contribute to our Company’s growth.”

Mr. Garner also noted the following corporate developments:

*

The Company expects to open its newest bank branch in Rose Hill, North Carolina during the first quarter of 2005.  Rose Hill is located in Duplin County, North Carolina, in close proximity to the Company’s existing branches in Wallace and Kenansville.

*

As noted above, the Company began offering internet banking, with on-line bill-pay and cash management features, to customers in December 2004.  This product is available at the Company’s website at http://www.firstbancorp.com .

*	In December 2004, the Company opened a loan production office in Blacksburg, Virginia that complements the Company’s full service branch located in nearby Radford.

*

On November 19, 2004, the Company announced a quarterly dividend of 17 cents per share payable on January 25, 2005 to shareholders of record on December 31, 2004.  The 17 cents per share dividend is the split-adjusted equivalent of the previous dividend rate of 25 cents per share (rounded up to the nearest penny).  On a split-adjusted basis, the current dividend rate is an increase of 6.3% over the dividend rate paid in the same period of 2003.

*	On November 15, 2004, the Company paid a three-for-two stock split. All per share amounts have been adjusted reflect the split.

*

On October 12, 2004, the Company relocated its First Bank of Virginia branch in Wytheville, Virginia to a newly constructed building located at 150 Virginia Avenue in the Commonwealth Shopping Center.  In light of the significant growth experienced in the Company’s Wytheville branch, this new facility will allow the bank to better serve its loyal and growing customer base.  The construction of the new building complements the recent significant investments that the Company has made in Virginia.  In January, the Company opened an office in Abingdon, Virginia, in July the Company opened an office in Radford, Virginia, and as noted above in December the Company opened a loan production office in Blacksburg, Virginia.

*

During the fourth quarter of 2004, the Company repurchased 12,401 shares of its common stock at an average price of $24.49 per share.  For the year ended December 31, 2004, the Company repurchased 301,310 shares of its common stock at an average price of $21.66 per share.

          First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  First Bancorp’s common stock is traded on the NASDAQ National Market under the symbol FBNC.

          Please visit our website at http://www.firstbancorp.com .  For additional financial data, please see the attached Financial Summary.

          This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

First Bancorp and Subsidiaries
Financial Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,

($ in thousands except per share data -- unaudited)	2004	2003	Percent Change	2004	2003	Percent Change

INCOME STATEMENT
Interest income
Interest and fees on loans	$20,577	17,764		$76,093	69,318
Interest on investment securities	1,102	1,282		4,956	4,570
Other interest income	231	128		544	779

Total interest income	21,910	19,174	14.3%	81,593	74,667	9.3%

Interest expense
Interest on deposits	4,951	3,978		17,226	17,108
Interest on borrowings	842	493		3,077	1,799

Total interest expense	5,793	4,471	29.6%	20,303	18,907	7.4%

Net interest income	16,117	14,703	9.6%	61,290	55,760	9.9%
Provision for loan losses	825	925	-10.8%	2,905	2,680	8.4%

Net interest income after provision for loan losses	15,292	13,778	11.0%	58,385	53,080	10.0%

Noninterest income
Service charges on deposit accounts	2,185	2,162		9,064	7,938
Other service charges, commissions, and fees	862	634		3,361	2,710
Fees from presold mortgages	271	409		969	2,327
Commissions from financial product sales	323	348		1,406	1,304
Data processing fees	112	91		416	333
Securities gains	11	136		299	218
Other gains, net	80	1		349	88

Total noninterest income	3,844	3,781	1.7%	15,864	14,918	6.3%

Noninterest expenses
Personnel expense	6,543	5,854		25,604	22,137
Occupancy and equipment expense	1,425	1,263		5,710	4,921
Intangibles amortization	94	87		378	224
Other operating expenses	3,209	2,887		12,025	10,682

Total noninterest expenses	11,271	10,091	11.7%	43,717	37,964	15.2%

Income before income taxes	7,865	7,468	5.3%	30,532	30,034	1.7%
Income taxes	2,554	2,611	-2.2%	10,418	10,617	-1.9%

Net income	$5,311	4,857	9.3%	$20,114	19,417	3.6%

Earnings per share - basic (2)	$0.38	0.34	11.8%	$1.42	1.38	2.9%
Earnings per share - diluted (2)	0.37	0.34	8.8%	1.40	1.35	3.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$16,117	14,703		$61,290	55,760
Tax-equivalent adjustment (1)	116	125		475	519

Net interest income, tax- equivalent	$16,233	14,828	9.5%	$61,765	56,279	9.7%

(1)

This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.

(2)	Share data has been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2004	2003	Percent Change	2004	2003	Percent Change

PERFORMANCE RATIOS (annualized)
Return on average assets	1.31%	1.35%		1.30%	1.45%
Return on average equity	14.07%	13.61%		13.71%	14.14%
Net interest margin - tax equivalent (1)	4.32%	4.44%		4.31%	4.52%
Efficiency ratio - tax equivalent(1)(2)	56.14%	54.23%		56.32%	53.32%
Net charge-offs to average loans	0.14%	0.13%		0.14%	0.10%
Nonperforming assets to total assets (period end)	0.32%	0.39%		0.32%	0.39%

SHARE DATA (3)
Cash dividends declared	$0.17	0.16	6.3%	$0.66	0.63	4.8%
Stated book value	10.54	10.02	5.2%	10.54	10.02	5.2%
Tangible book value	7.04	6.44	9.3%	7.04	6.44	9.3%
Common shares outstanding at end of period	14,083,856	14,152,941		14,083,856	14,152,941
Weighted average shares outstanding - basic	14,064,422	14,111,270		14,138,513	14,076,471
Weighted average shares outstanding - diluted	14,361,437	14,402,090		14,395,152	14,351,106
Shareholders’ equity to assets	9.06%	9.61%		9.06%	9.61%

AVERAGE BALANCES (in thousands)
Total assets	$1,608,146	1,431,031	12.4%	$1,545,332	1,339,823	15.3%
Loans	1,352,589	1,188,045	13.8%	1,295,682	1,113,426	16.4%
Earning assets	1,495,139	1,324,635	12.9%	1,434,425	1,245,679	15.2%
Deposits	1,363,557	1,221,215	11.7%	1,306,404	1,153,385	13.3%
Interest- bearing liabilities	1,282,404	1,136,788	12.8%	1,232,130	1,065,949	15.6%
Shareholders’ equity	150,163	141,629	6.0%	146,683	137,293	6.8%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax- equivalent adjustments.

(2)	Calculated by dividing noninterest expense by the sum of tax- equivalent net interest income plus noninterest income.

(3)	Share data has been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.

TREND INFORMATION
($ in thousands except per share data)

	For the Three Months Ended

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	One Year Change

INCOME STATEMENT
Net interest income - tax equivalent (1)	$16,233	15,659	14,978	14,896	14,828	9.5%
Taxable equivalent adjustment (1)	116	118	119	123	125	-7.2%
Net interest income	16,117	15,541	14,859	14,773	14,703	9.6%
Provision for loan losses	825	770	740	570	925	-10.8%
Noninterest income	3,844	4,296	3,912	3,812	3,781	1.7%
Noninterest expense	11,271	11,092	10,622	10,732	10,091	11.7%
Income before income taxes	7,865	7,975	7,409	7,283	7,468	5.3%
Income taxes	2,554	2,778	2,523	2,563	2,611	-2.2%
Net income	5,311	5,197	4,886	4,720	4,857	9.3%

Earnings per share - basic (2)	0.38	0.37	0.34	0.33	0.34	11.8%
Earnings per share - diluted (2)	0.37	0.36	0.34	0.33	0.34	8.8%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax- equivalent adjustments.

(2)	Share data has been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	One Year Change

PERIOD END BALANCES
(in thousands)
Assets	$1,638,913	$1,610,174	$1,558,251	$1,494,418	$1,475,769	11.1%
Securities	102,579	106,051	112,974	112,915	117,661	-12.8%
Loans	1,367,053	1,337,583	1,297,224	1,251,923	1,218,895	12.2%
Allowance for loan losses	14,717	14,351	14,313	13,917	13,569	8.5%
Intangible assets	49,330	50,199	50,517	50,621	50,701	-2.7%
Deposits	1,388,768	1,322,625	1,300,804	1,290,272	1,249,364	11.2%
Borrowings	92,239	132,239	106,000	51,000	76,000	21.4%
Shareholders’ equity	148,478	145,588	143,238	143,929	141,856	4.7%

	For the Three Months Ended

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	One Year Change(3)

YIELD INFORMATION
Yield on loans	6.05%	5.82%	5.74%	5.86%	5.93%	12	bp
Yield on securities - tax equivalent(1)	4.72%	5.15%	4.92%	5.05%	5.07%	-35	bp
Yield on other earning assets	2.30%	1.99%	1.55%	1.50%	1.92%	38	bp
Yield on all interest earning assets	5.86%	5.71%	5.60%	5.72%	5.78%	8	bp

Rate on interest bearing deposits	1.65%	1.49%	1.43%	1.43%	1.47%	18	bp
Rate on other interest bearing liabilities	3.87%	3.37%	3.75%	3.70%	3.24%	63	bp
Rate on all interest bearing liabilities	1.80%	1.65%	1.56%	1.57%	1.56%	24	bp

Interest rate spread - tax equivalent (1)	4.06%	4.06%	4.04%	4.15%	4.22%	-16	bp
Net interest margin - tax equivalent (2)	4.32%	4.28%	4.26%	4.37%	4.44%	-12	bp
Average prime rate	4.94%	4.41%	4.00%	4.00%	4.00%	94	bp

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax- equivalent adjustments.

(2)

Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

(3)	Expressed in terms of change in basis points from previous year.

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	One Year Change

ASSET QUALITY DATA
($in thousands)
Nonaccrual loans	$3,707	3,637	3,320	3,383	4,274	-13.3%
Restructured loans	17	18	18	20	21	-19.0%
Accruing loans > 90 days past due	—	—	—	—	—	—

Total nonperforming loans	3,724	3,655	3,338	3,403	4,295	-13.3%
Other real estate	1,470	1,877	1,857	1,585	1,398	5.2%

Total nonperforming assets	$5,194	5,532	5,195	4,988	5,693	-8.8%

Net charge-offs to average loans - annualized	0.14%	0.22%	0.11%	0.07%	0.13%	1 bp *
Nonperforming loans to total loans	0.27%	0.27%	0.26%	0.27%	0.35%	-8 bp *
Nonperforming assets to total assets	0.32%	0.34%	0.33%	0.33%	0.39%	-7 bp *
Allowance for loan losses to total loans	1.08%	1.07%	1.10%	1.11%	1.11%	-3 bp *

          * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             01/27/2005
    /CONTACT:  James H. Garner of First Bancorp, +1-910-576-6171/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.firstbancorp.com /
    (FBNC)